UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 30, 2002

                              KRAMONT REALTY TRUST
               (Exact Name of Registrant as Specified in Charter)


          Maryland                      1-15923                  25-6703702
 -----------------------------    ------------------------   -------------------
(State or other                   (Commission File Number)    (I.R.S. Employer
jurisdiction of                                              Identification No.)
incorporation or organization)




                                 Plymouth Plaza
                            580 West Germantown Pike
                      Plymouth Meeting, Pennsylvania 19462
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          (Address, including zip code, of Principal Executive Offices)
       Registrant's telephone number, including area code: (610) 825-7100

                                 NOT APPLICABLE
         (Former Name, or Former Address, if Changed Since Last Report)



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ITEM 5.  OTHER EVENTS.

     On December 30, 2002, Kramont Operating Partnership, L.P. ("Kramont OP"), Kramont Realty Trust's (the "Company") operating partnership, initiated funding pursuant to a Loan Agreement (the "Loan Agreement"), dated December 20, 2002, between Kramont OP and Fleet National Bank, N.A. on its own behalf and as agent for certain other banks providing for a credit facility (the "Credit Facility"). As of the date of the initial funding, the maximum amount of the Credit Facility is $100,000,000 and the maximum amount which Kramont OP may borrow under the Credit Facility (the "Borrowing Base") is approximately $68,000,000. The maximum amount of the Credit Facility may be increased to $125,000,000, under the terms and conditions of the Loan Agreement. The Borrowing Base available to Kramont OP under the Credit Facility is subject to increase or decrease from its current amount pursuant to the terms of the Loan Agreement. The Loan Agreement provides for monthly payments to the lenders of interest only, subject to certain mandatory principal payments from time to time under certain terms and conditions described therein. The Credit Facility is a revolving line of credit with a term of three years which is guaranteed by the Company and those of its subsidiaries who have provided mortgages to the lenders. The Credit Facility is secured by these guarantees, 16 first mortgages on shopping centers located throughout the East Coast owned by the subsidiaries, and a first priority security interest in the membership interests and partnership interests of the subsidiary entities and their respective managers and general partners. Additional subsidiary guarantees, mortgages and security interests may be created under the Credit Facility and existing guarantees, mortgages and security interests released as collateral for the Credit Facility, under the terms and conditions of the Loan Agreement. The Credit Facility contains various financial covenants that must be observed. Financial covenants include a net worth requirement, an interest expense coverage requirement, a maximum leverage ratio requirement, a minimum fixed charge ratio requirement, and requirements concerning permitted distributions and investments. Credit Facility borrowings bear interest (a) at the prime rate or the prime rate plus 25 basis points based on the leverage ratio of the Company's and Kramont OP's total debt and liabilities to its total asset value, or (b) LIBOR (London InterBank Offered
Rate) plus 175 to 225 basis points based on such ratio. Interest rates may be set for one, three or six-month periods. Advances under the Credit Facility may be used for general corporate purposes and, among other purposes, to fund acquisitions, repayment of all or part of outstanding indebtedness, expansions, renovations, financing and refinancing of real estate, closing costs and for other lawful purposes. Additional provisions include arrangement and commitment fees of up to $975,000, with the commitment fee subject to an increase of 0.5% of subsequent commitments in excess of $100,000,000 and a fee applicable to the unused portion of the maximum Credit Facility amount. The $67,988,000 received today is expected to be applied in part to the repayment of outstanding debt, including a portion of the amount outstanding under the Company's credit facility with GMAC Commercial Mortgage.
















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



                                   SIGNATURES



       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                 KRAMONT REALTY TRUST




Date: December 30, 2002                     By:  /s/ Carl E. Kraus
                                                 --------------------
                                                   Carl E. Kraus
                                                   Senior Vice President and
                                                   Chief Financial
                                                    and Investment Officer
















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